Exhibit 10.5

                             WATER SUPPLY AGREEMENT
                       BETWEEN THE JICARILLA APACHE TRIBE
                    AND PUBLIC SERVICE COMPANY OF NEW MEXICO



         THIS AGREEMENT (the "Agreement") made this 17th day of July, 2000, is between the JICARILLA APACHE TRIBE (the "Tribe") and PUBLIC SERVICE COMPANY OF NEW MEXICO ("PNM") in its individual capacity and in its capacity as operating agent of the San Juan Generating Station ("SJGS"). The Tribe and PNM are collectively referred to as "Parties" and individually as "Party."

                              EXPLANATORY RECITALS

         PNM, as operating agent of the SJGS, is in need of a future water supply for electric power generation, and uses related and incidental thereto, and

         The Tribe is the owner of certain water rights pursuant to the Jicarilla Apache Tribal Water Rights Settlement Act of October 23, 1992, 106 Stat. 2237 (the "Settlement Act"), and the Act of June 13, 1962, 76 Stat. 96 (the " NIIP/ San Juan-Chama Act"), and

         The Tribe has the right to deplete up to 25,500 acre feet per year from the Navajo Reservoir Supply pursuant to the Settlement Act and the Contract between the Tribe and the United States of America dated December 8, 1992 (the "Federal Contract"), and

         The Tribe has the right to market such water pursuant to the Settlement Act and the Federal Contract, and

         The Tribe desires to subcontract under the Federal Contract to market water to PNM and PNM desires to purchase such water supply under the terms and conditions of this Agreement.

         ACCORDINGLY, in consideration of the mutual covenants in this Agreement, the Parties agree as follows:

                                    ARTICLE 1
                               GENERAL DEFINITIONS

1.1 "Tribe" means the Jicarilla Apache Tribe. The Tribe is a federally recognized Indian tribe organized under the Indian Reorganization Act.

1.2 "Navajo Reservoir" or "Project" means the reservoir created by the impoundment of the San Juan River at the Navajo Dam as authorized by the Act of Congress of April 11, 1956, 70 Stat. 105, as amended.

1.3 "Navajo Reservoir Supply" means the water supply in the Navajo Reservoir as it is defined in the Federal Contract and delivered by the United States Bureau of Reclamation ("USBR").

1.4 "Notice" is proper notice provided pursuant to Article 10 of this Agreement.

1.5 "NEPA" means the National Environmental Policy Act. 42 U.S.C.ss.ss. 4321 et seq.

1.6      "ESA" means the Endangered Species Act.  16 U.S.C.ss.ss.1531 et seq.

1.7 "PNM" means Public Service Company of New Mexico acting in its individual capacity and in its capacity as operating agent for San Juan Generating Station ("SJGS") and PNM's successors and assigns.

1.8 "SJGS weir" means the diversion structure located in the San Juan River at Mile Marker 166.1, based on the San Juan River Recovery Implementation Program Geomorphic Survey.

1.9      "USBR" means the United States Bureau of Reclamation.

1.10 "USBR CRSP Rate" means the calculated delivery rate ($/AF), based on a maximum of 16,200 acre-feet of water per annum, set by the USBR for Colorado River Storage Project ("CRSP") long term municipal and industrial contracts. The Parties understand that the USBR CRSP Rate is reviewed and adjusted annually in accordance with the USBR Debt Service Methodology used for pricing water from the CRSP as follows:

         1.10.1 That part of the Federal debt ("estimated debt") incurred in developing water for consumptive uses in the CRSP initial units served by this Agreement will be established by USBR as of January 1, 2006.

         1.10.2 The first annual payment will be calculated from an amortization of the estimated debt, using the annuity due formula, and based on a 40-year payment term at an interest rate that is the annual average rate for 10-year Treasury constant maturities for the year previous to the year of contract execution.

         1.10.3 For each succeeding year thereafter, the estimated debt to be serviced shall be recalculated in accordance with the following:

                             Dn = Dn-1 -  Pn-1 +  In-1   +/- (DELTA) Cn-1

Where:
Dn            =   The recalculated total debt for water to be serviced by this
                  Agreement;
Dn-1          =   The debt to be serviced by this Agreement as it existed at the beginning of the previous year;
Pn-1          =   Payments for water service made by PNM for the
                  previous year;
I n-1         =   Interest accrued for the previous year based on the annual average interest rate of that year for 10-year Treasury constant maturities;

+/-(DELTA)Cn-1 =  A pro rata share of any change during the previous year in multipurpose costs allocated to consumptive use for the consolidated CRSP.

         1.10.4 The calculated delivery rate per acre-foot for payments after the first year shall then be determined in accordance with the following procedure:

                      a.   Divide Dn by 16,200 acre-feet;

                      b. Amortize the amount determined in step a., using the annuity due formula, with the interest rate determined as described above and for the number of years equal to 40 minus the number of years the contract has been in effect.

                                    ARTICLE 2
                                TERM OF AGREEMENT

2.1 The term of this Agreement shall be from the date as of which it has been executed by both Parties to December 31, 2027, unless earlier terminated pursuant to the provisions of Article 14.

2.2 The Parties shall enter into good faith discussions no later than January of 2022 regarding the potential extension or renewal of this Agreement upon mutually agreeable terms.

                                    ARTICLE 3
                               WATER AVAILABILITY

3.1 Beginning on January 1, 2006, and continuing through December 31, 2027, the Tribe shall supply and deliver, through its agent USBR pursuant to the Federal Contract, to the SJGS weir, sufficient water from the Navajo Reservoir Supply to allow PNM to divert and consume up to 16,200 acre-feet of water between January 1 and December 31 of each year. Provided, however, that in no calendar year will the Tribe, through its agent USBR, under this Agreement, release more than 16,200 acre-feet of water from Navajo Reservoir for all uses pursuant to this Agreement. Delivery of water to the SJGS weir shall be at such times as scheduled by PNM in coordination with the USBR, and PNM shall pay the Tribe for the water as provided in Article 5.

3.2 PNM shall have no holdover storage rights in Navajo Reservoir from year to year, and PNM hereby relinquishes claim to any annual water supply to which it is entitled hereunder, but has not utilized by December 31 of each year. Any water subject to delivery hereunder not called for by the end of each calendar year shall become integrated with the water supply for all purposes of the Navajo Reservoir at that time.

3.3 PNM may, in its sole discretion, determine the timing and manner in which water is diverted at the SJGS weir subject to an appropriate permit from the New Mexico State Engineer ("State Engineer") and compliance with any applicable laws and regulations.

                                    ARTICLE 4
                                    WATER USE

4.1 The water used by PNM under this Agreement shall be for the purposes of coal mining, irrigation of reclaimed surface mined lands, electric power generation and uses incidental to all of the foregoing, and other beneficial industrial purposes at the SJGS, unless subcontracted by PNM in accordance with Article 4.2.

4.2 Subject to required approvals of the Tribe and Secretary of the Interior or designee, PNM may dispose of water acquired under this Agreement to third parties in the event that the water is not needed at or in connection with the SJGS, provided, that if PNM receives a price for disposal of water to third parties in excess of the USBR CRSP rate then current, the Parties shall share equally the amount received in excess of the USBR CRSP rate, after deduction of PNM's reasonable direct administrative costs. PNM shall provide an accounting of such direct administrative costs to the Tribe.

4.3 Nothing in this Agreement shall affect PNM's right to determine the source or order in which PNM utilizes its permitted rights that constitute the water supply for SJGS and uses related and incidental thereto, including water purchased pursuant to this Agreement.

                                    ARTICLE 5
                                PAYMENT FOR WATER

5.1 Beginning on the execution date of this Agreement, and on January 15 of each year thereafter for five (5) years, PNM shall make prepayments to the Tribe totaling $2,033,073.00 as follows:


     Year:     2000        2001        2002        2003       2004       2005
               ----        ----        ----        ----       ----       ----

    Amount:   $65,583    $131,166    $262,332    $393,498   $524,664   $655,830


5.2 Subject to the Tribe's ability to supply and deliver, through its agent USBR pursuant to the Federal Contract, water during the 2006 to 2027 term of this Agreement, and except as otherwise provided herein, PNM shall pay to the Tribe during each year of the Agreement the Annual Contract Rate times 16,200 acre-feet, less $92,412.00, to secure PNM's right to use up to 16,200 acre-feet each year.

         5.2.1         The Annual Contract Rate will be established as follows:
                       On January 1, 2006, the Annual Contract Rate will be the USBR CRSP Rate as of January 1, 2006. Each successive year after establishment of the initial Annual Contract Rate in 2006, the Annual Contract Rate will be adjusted to the USBR CRSP Rate as of January 1 of each subsequent year; provided, however, that any change in the Annual Contract Rate for each year (whether an increase or a decrease) will be limited to no more than ten percent (10%) of the previous year's Annual Contract Rate.

         5.2.2 To demonstrate the application of this rate adjustment, hypothetical examples of contract payments have been calculated based on the Annual Contract Rate methodology set out in Section 5.2.1 and are attached, for illustration purposes only, as Exhibit "A."

         5.2.3 The Tribe will provide Notice to PNM of the Annual Contract Rate. The Tribe shall provide such Notice to PNM no later than January 10 of each year. After Notice from the Tribe, the annual contract payment by PNM shall be made no later than February 10 of each year and shall be made by wire transfer to a financial institution designated by Notice from the Tribe to PNM.

5.3 PNM will pay to the Tribe, within thirty (30) days of receipt of the Tribe's invoice, the Tribe's share of the Navajo Dam and Reservoir capital construction costs, provided by the Federal Contract to be $2.60 per acre-foot per annum, which is a fixed payment of $42,120 annually during the period 2006 through 2012.

5.4 PNM will also pay the Tribe, within thirty (30) days of receipt of the Tribe's invoice, PNM's proportionate share of the annual costs of the operation and maintenance ("O&M") of Navajo Dam and Reservoir and associated facilities that are assigned to the Tribe by USBR through
         Section 10(a) (iii) of the Federal Contract. The Parties acknowledge that payment of O&M costs will be determined by USBR in accordance with the USBR's payment schedules and criteria. The Tribe and PNM will work jointly with USBR to establish PNM's actual proportionate share and the terms and conditions of this O&M payment procedure. At its own expense, PNM may take appropriate action, by and through the Tribe, to protest, if necessary, any change by USBR during the term of this Agreement to the O & M rate or the annual O & M charges attributable to the water delivered under this Agreement. The Tribe agrees to cooperate fully in any such protest.

5.5 The payments described in this Article 5 represent the total consideration due for the water purchased under this Agreement. Neither PNM, SJGS nor its owners, affiliates and/or their successors or assigns shall be subject to any regulation, fees, licenses or taxation directly or indirectly by the Tribe as a result of the use of the water supply or as a result of this Agreement, except as set forth herein. Each Party shall bear its own administrative costs.

                                    ARTICLE 6
                 MEASUREMENT AND RESPONSIBILITY FOR DISTRIBUTION

6.1 The water furnished under this Agreement will be supplied and delivered by the Tribe, through its agent USBR pursuant to the Federal Contract at the SJGS weir and PNM agrees to make arrangements for the transportation of such water to place of use at PNM's own expense.

6.2 PNM will measure the quantity of water diverted from the San Juan River under this Agreement with a recording or totalizing flow meter such as a NewSonics Model CM800 or equivalent. Beginning in 2007 and for the duration of this Agreement, records of the previous year's diversion by PNM at the SJGS weir will be provided by PNM to the Tribe and USBR no later than January 30 of each year.

6.3 The Tribe shall not be responsible for the diversions, control, carriage, handling, use disposal, or distribution of water taken by PNM hereunder, and PNM shall hold the Tribe harmless on account of damage or claim of damage of any nature arising out of or connected with the diversion, control, carriage, handling, use, disposal, or distribution of such water.

                                    ARTICLE 7
                         WATER SHORTAGES AND LIMITATIONS

7.1 The delivery of water during any calendar year is conditioned upon and subject to the following:

         7.1.1 Any shortages to the Navajo Reservoir Supply that are determined to exist by the Secretary of the Interior (the "Secretary") for any reason will be shared among Project beneficiaries only pursuant to all Project authorizations, the Federal Contract and any other applicable laws. In no event shall any liability accrue against the United States, the Tribe or any officers, agents, or employees of either for any damage, direct or indirect, arising from a shortage for any causes.

         7.1.2 If shortages are declared by the Secretary such that the Tribe cannot supply and deliver through its agent USBR pursuant to the Federal Contract in accordance with
                       Article 3.1 of this Agreement all the water contracted for from the Navajo Reservoir Supply, PNM's payment will be reduced in proportion to the amount of water not supplied, or credited against the following year's payment. Provided, that shortage calculations will be based on the then current, daily demand at the SJGS weir for only the period of the declared shortages. The Tribe and PNM will work with USBR to obtain an accounting of the accumulated shortages based on PNM diversion and demand records.

7.2 This Agreement and all water delivered pursuant hereto shall be subject to and controlled by the Colorado River Compact, the Boulder Canyon Project Act, the Boulder Canyon Project Adjustment Act, the Upper Colorado River Basin Compact, the Mexican Water Treaty of February 3, 1944, the Colorado River Storage Project Act, the NIIP/ San Juan-Chama Act, the Colorado River Basin Project Act and other applicable federal law. In the event deliveries to PNM are required to be curtailed under and by reason of any of the provisions of the foregoing, PNM agrees to a reduction of the amount of water delivered hereunder as the Secretary determines necessary to comply with said acts. In that event, PNM's Annual Contract Rate payment to the Tribe will be reduced in proportion to the amount of water not supplied, or credited against the following year's payment. Provided, that such calculations will be based on the then current, daily demand at the SJGS weir for only the period of the curtailment.

                                    ARTICLE 8
                        PAYMENT CONDITIONED UPON DELIVERY

8.1 PNM's obligation to pay the Tribe is conditioned upon the delivery of the water at the SJGS weir, all as provided for in this Agreement.

8.2 Subject to the Tribe's ability to supply and deliver, through its agent USBR pursuant to the Federal Contract, the water contracted for from Navajo Reservoir Supply at the SJGS weir or otherwise as provided in this Agreement, PNM shall take all the water contracted for, or shall pay for the water as if taken.


                                    ARTICLE 9
                                OTHER PROVISIONS

9.0 This Agreement incorporates by reference the Federal Contract, a true and correct copy of which is attached as Exhibit "B."

9.1 This Agreement is subject to the requirements of NEPA and ESA. The Parties understand that USBR will conduct an Indian Trust Assets Review in compliance with NEPA, and that such review will address any potential concerns of the Navajo Nation and/or the Colorado Ute Tribes.

9.2 This Agreement is subject to the approval of the Secretary or his designee pursuant to the Federal Contract.

9.3 Notwithstanding the provisions of Article 14, if a Party is in default, which default continues for more than thirty (30) days after Notice, the Parties may seek to remedy the default under the Dispute Resolution provisions of this Agreement (Article 15).

9.4 The Parties agree that for the duration of this Agreement or any extensions thereof, the Tribe will replace the USBR as the supplier of the water to PNM from the Navajo Reservoir Supply for the purpose of providing an otherwise historic/existing depletion for the SJGS at its weir.

9.5 The provision of Section 9.4 shall in no way diminish future positions that either Party may take regarding the disposition or characterization of this water supply, or depletion thereof, upon termination of this Agreement.

9.6 Both Parties hereby request the USBR, as the "action agency" for purposes of complying with Section 7 of the ESA, to state in its consultation document that the depletion will continue to occur by SJGS at its weir, but that the Tribe will be acting as the supplier of the water for that depletion.

9.7 This Agreement is contingent upon the issuance of a diversion permit for the contracted water from the State Engineer that is final and not appealable. All payments made pursuant to Article 5 are not subject to refund if the diversion permit is not issued, but all payment obligations will cease and this Agreement will terminate as of the date and in the event of a final denial of a diversion permit by the State Engineer.

9.8      The Tribe shall obtain all requisite approvals under the Federal
         Contract.

9.9 The Tribe shall comply with all requirements of the Federal Contract related to this Agreement.

9.10     The Parties shall cooperate in all required approval processes.

9.11 The Tribe represents, through a resolution, a copy of which is attached as Exhibit "C," that it has obtained all requisite tribal approvals and has delegated the requisite authority to the signatory hereof to bind the Tribe.

9.12 PNM represents, through the signature of its authorized representative, that PNM has authority to enter into this Agreement and that this Agreement is a binding obligation of PNM individually and as operating agent of SJGS.

9.13 Both Parties are relying on the advice of their own technical and legal experts in entering into this Agreement and there are no warranties or representations by either Party other than those expressly contained herein. Any ambiguities herein shall not be construed in favor of or against either Party as the drafter hereof.

                                   ARTICLE 10
                                     NOTICES

10.1 Any Notice, demand, or request authorized by this Agreement shall be deemed to have been given if mailed (return receipt requested), hand delivered, or faxed as follows:

         To PNM:

             Corporate Secretary
             Public Service Company of New Mexico
             Alvarado Square
             Albuquerque, NM 87158

         With a copy to:

             Plant Manager
             San Juan Generating Station
             P.O. Box 227
             Waterflow, NM  87421

         To Tribe:

             President
             Jicarilla Apache Tribe
             P.O. Box 507
             Dulce, NM 87528

         With a copy to:

             Lester K.  Taylor, Esq.
             Nordhaus, Haltom, Taylor, Taradash & Frye
             500 Marquette Ave.  NW, Suite 1050
             Albuquerque, NM 87102

         To USBR:

             Regional Director
             Upper Colorado Region
             Attn:    UC-400
             125 South State Street
             Room 6107
             Salt Lake City, Utah 84138-1102

         All Notices and demands given or required to be given by a Party to the other Party shall be deemed to have been properly given if and when delivered in person, sent by facsimile (with verification of receipt) or three (3) business days after having been deposited with the U.S. Postal Service and sent by registered or certified mail, postage prepaid.

         In the event either Party delivers a Notice by facsimile, as set forth above, such Party agrees to deposit the originals of the Notice in a Post Office, or mail depository maintained by the U.S. Postal Service, postage prepaid, and addressed as set forth above. Such deposit in the U.S. Mail shall not affect the deemed delivery of the Notice by facsimile, provided that the procedures set above are fully complied with.

10.2 The designation of the addressee or the address may be changed by Notice given in the same manner as provided above in Section 10.1.

                                   ARTICLE 11
                                   ASSIGNMENT

11.1 The provisions of this Agreement shall apply to and bind the successors and assigns of the Parties, but no assignment of this Agreement or of any right or interest hereunder shall be valid until approved in writing by the other Party and the Secretary or designee, which consent shall not be unreasonably withheld.

11.2 Notwithstanding the foregoing, PNM may, without the requirement of prior consent, assign this Agreement to any entity, as a result of a reorganization of the assets, business functions, or structure of PNM, which is within the resulting group of entities under common ownership with PNM. Any change of name by PNM shall not be considered an assignment.

                                   ARTICLE 12
             WATER AND AIR POLLUTION CONTROL AND WATER CONSERVATION

12.1 PNM shall comply with all applicable water and air pollution control laws now or hereafter in force, and shall be responsible for obtaining all required licenses and permits.

12.2 Prior to accepting delivery of water under this Agreement, PNM shall develop an effective water conservation program, which shall contain definite water conservation objectives, appropriate economically feasible water conservation measures, and time schedules for meeting those objectives. At subsequent three-year intervals, PNM shall submit a report on the results of the program to USBR and the Tribe for review. Based on the conclusions of the review, the Tribe, in cooperation with USBR, and PNM shall consult and agree to continue or to revise the existing water conservation program.

                                   ARTICLE 13
                       EQUAL OPPORTUNITY AND RELATED LAWS

13.1 PNM is an Equal Opportunity employer. Executive Orders 11246, 11625, 11701, and 11758, as amended or superseded, and all regulations issued thereunder, as well as all applicable laws, rules and regulations relating to Equal Employment Opportunity and affirmative action are incorporated in this Agreement by reference.

13.2 The Tribe is exempt from the provisions of Title VII of the Civil Rights Act of 1964 and from federal affirmative action programs including Executive Order No. 11246.

                                   ARTICLE 14
                   FORCE MAJEURE AND ECONOMIC IMPRACTICABILITY

14.1 Neither Party shall be considered to be in default in respect to any obligation hereunder, if delays in or failure of performance shall be due to Uncontrollable Forces. "Uncontrollable Forces" shall mean any cause beyond the control of the Party affected and not due to its fault or negligence, including, but not limited to, acts of God, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, strikes or other labor disturbances, or restraint by court or public authority, any of which such Party could not reasonably have been expected to avoid, and which by the exercise of due diligence it is unable to overcome. Neither Party shall, however, be relieved of liability for failure of performance if such failure is due to removable or remediable causes which it fails to remove or remedy with reasonable dispatch. Nothing contained herein, however, shall be construed to require either Party to prevent or settle a strike or other labor disturbance against its will. The Party whose performance hereunder is so affected shall immediately notify the other Party of all pertinent facts and take all reasonable steps to promptly and diligently prevent such causes if feasible to do so, or to minimize or eliminate the effect thereof without delay.

14.2 If, in PNM's sole business judgment, it becomes necessary, for any Business Reason, to deactivate, decommission or cease operation of all or a portion of SJGS, PNM may elect to be excused from performance of all or a pro-rata portion (based on the proportional decrease in need for water at SJGS) of its obligations under this Agreement to take and pay for water; provided, however, that this election may be exercised by PNM only upon satisfaction of the following conditions:

         14.2.1       PNM must notify the Tribe in writing no later than thirty
                      (30) days after the decision has been made to deactivate, decommission or cease operation of all or a portion of SJGS; and

         14.2.2 PNM shall pay to the Tribe, within sixty (60) days of such notification, as liquidated damages and not as a penalty, a sum of money no greater than the total of all payments made hereunder by PNM to the Tribe during the previous twelve (12) months of the term of this Agreement or a pro-rata sum if the reduced water quantity taken pursuant to this Article is less than the full amount to be supplied under this Agreement. The Parties agree that such sum is reasonable in light of any damages the Tribe may suffer as the result of such a termination for convenience and that any actual damages would be difficult of ascertainment.

         For purposes of this Article 14.2, the term "Business Reason" includes but is not limited to any one or more of the following: effects of judicial or regulatory orders or decrees; inability to obtain permits, licenses, or authorizations from governmental bodies having jurisdiction; lack of availability of materials, supplies, equipment or services required to operate SJGS or a portion thereof; fuel shortages or fuel price volatility; breakdown or damage to generation or transmission facilities; insolvency of any of the SJGS owners; or changes in fundamental technology impacting the economics of operating coal-fired generation facilities.

                                   ARTICLE 15
                               DISPUTE RESOLUTION

15.1 Disputes shall first be discussed and resolved by representatives of each Party having the authority, through appropriate corporate or tribal resolution, if necessary, to bind the Party that they represent. Such representatives shall use their best efforts to amicably and promptly resolve the dispute. Pending resolution of any dispute, the Parties shall continue to perform their obligations hereunder. If the

         Parties are unable to resolve any dispute within fifteen (15) calendar days of the occurrence of the event or circumstances giving rise to the dispute, either Party may give notice to the other Party that the dispute is to be submitted to binding arbitration. Such notice shall name a proposed arbitrator. In the event that the other Party does not agree to the proposed arbitrator, it shall submit the name of its proposed arbitrator, within ten (10) calendar days of said notice, and if that person is not acceptable to the Party giving the original notice, the arbitrators proposed by each Party shall, within five (5) days, select a third arbitrator. All reasonable fees and costs incurred by the arbitrators shall be split equally by the Parties and each Party shall be responsible for payment of its own attorney's fees, preparation fees, witness and expert fees, and other costs.

         15.1.1 An arbitration hearing shall be held at a mutually agreed location within thirty (30) days of the appointment of the last arbitrator. At the hearing, each Party may submit statements of fact or memoranda of law as desired and the arbitrator(s) shall allow each Party to present its case, evidence and witnesses, if any, in the presence of both Parties. The arbitrator(s) shall render their decision promptly after the hearing.

         15.1.2 An award of the arbitrator(s) shall be binding upon the Parties. The prevailing Party shall be entitled to confirmation of any award of the arbitrator(s) and to judgment thereon in a court of competent jurisdiction. The Tribe waives its sovereign immunity solely for the purpose of the obligations of this Article, including but not limited to the entry and enforcement of the arbitration award. This waiver of immunity is not intended, nor shall it be construed to, (a) waive the Tribe's sovereign immunity for any other purpose, or (b) extend to the benefit of any person other than the Parties to this Agreement or their successors or assigns. This waiver of immunity from suit shall not be construed as an admission of liability by the Tribe as to any claim for damages or as an agreement or willingness to pay any amount as damages absent an arbitration determination of liability, and the Tribe shall have the right to defend any such claim fully on the merits.

         15.1.3 New Mexico law shall apply to the interpretation of this Agreement in connection with the resolution of disputes under this Article.

                                   ARTICLE 16
                                   AMENDMENTS

         This Agreement may be amended only by written instrument executed by the Parties with the same formalities and requisite approvals as this Agreement.




         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives having the specific authority to execute this Agreement as of the date set forth below.



PUBLIC SERVICE COMPANY OF NEW MEXICO


By:
Printed Name:
Title:
Date:




JICARILLA APACHE TRIBE


By:
Printed Name:
Title:
Date:

APPROVED AS REQUIRED BY THE FEDERAL CONTRACT:

UNITED STATES BUREAU OF RECLAMATION, AS THE DULY AUTHORIZED DELEGATEE OF THE SECRETARY OF THE DEPARTMENT OF THE INTERIOR OF THE UNITED STATES

By:
Printed Name:
Title:
Date:


APPROVED AS REQUIRED BY ___ U.S.C. ___ BY THE UNITED STATES BUREAU OF INDIAN AFFAIRS

By:
Printed Name:
Title:
Date: